Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen California Dividend Advantage Municipal Fund
811-09161


The Registrant has added new series of the preferred share class, as stated in each of the Statements Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants Statement of Establishing and Fixing the Rights and Preferences of Series 1 VRDP
Shares, which was filed as Appendix G to the SEC filing on Form DEF 14A on February 3, 2014, Accession No. 0001193125-14-033187.